Exhibit 99.B(h)(6)(a)

LETTER AGREEMENT

February 22, 2017

Mr. Michael Policarpo

Victory Capital Management Inc.

4900 Tiedeman Road, 4th Floor

Brooklyn, OH 44144-1226

Re:                             Victory Portfolios

Victory Strategic Allocation Fund

Dear Mr. Policarpo:

This Letter Agreement by and between Victory Capital Management Inc. (the “Investment Adviser”) and Victory Portfolios, a Delaware statutory trust (the “Trust”), on behalf of its separate series, Victory Strategic Allocation Fund (formerly, Victory Balanced Fund) (the “Fund”), sets forth the Adviser’s agreement to contractually waive the advisory fee payable by the Fund through at least February 28, 2018.

Notwithstanding Schedule A to the Advisory Agreement, effective as of the date hereof through February 28, 2018, the Adviser shall waive its an annual fee payable by the Fund, computed and accrued daily and paid in arrears on the first business day of every month, to 0.00%.

The Investment Adviser may extend the duration of this Letter Agreement by delivering a revised Letter Agreement to the Trust reflecting such extension.  This Agreement shall terminate with the respect to the Fund upon termination of the Advisory Agreement.

Nothing contained herein shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act shall have the same meaning as and be resolved by reference to the Advisory Agreement or the 1940 Act.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

VICTORY PORTFOLIOS, on behalf of Victory Strategic Allocation Fund

By:	/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo II
Name:	Michael Policarpo II
Title:	CFO & COO